SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO § 240.13d-2.
(Amendment No.     )*

ARKO Corp.
(Name of Issuer)
Common Stock, Par Value $0.0001 per share
(Title of Class of Securities)
41242108
(CUSIP Number)
December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS

MSD Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
8,333,333[1]

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
8,333,333[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,333,333[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.3%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	Represents shares of common stock underlying the shares of the Issuer’s Series A Convertible Preferred Stock beneficially owned by the Reporting Persons.
2
The percentage used herein and in the rest of this Schedule 13G is calculated based on 124,427,805 shares of the Issuer’s common stock outstanding as of January 21, 2021 as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on February 8, 2021 (Reg. No. 333-252106), and assuming conversion of the shares of Series A Convertible Preferred Stock beneficially owned by each of the respective Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS

MSD Special Investments Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,432,791[1]

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,432,791[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,432,791[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS

MSD SIF Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
650,533[1]

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
650,533[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
650,533[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS

MSD Credit Opportunity Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,666,666[1]

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,666,666[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,666,666[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS

MSD Private Credit Opportunity Master Fund 2, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
3,207,800[1]

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
3,207,800[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,207,800[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.5%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS

Lombard International Life Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
458,800[1]

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
458,800[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
458,800[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS

MSD SBAFLA Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
916,741[1]

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
916,741[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
916,741[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 041242108
Item 1(a)	Name of Issuer:

The name of the issuer is ARKO Corp. (the "Company").

Item 1(b)	Address of Issuer's Principal Executive Offices:

The Company’s principal executive office is located at 8565 Magellan Parkway, Suite 400, Richmond, VA 23227.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by and on behalf of each of MSD Partners, L.P. ("MSD Partners"), MSD Special Investments Fund, L.P. (“MSD Special Investments Fund”), MSD SIF Holdings, L.P. (“MSD SIF Holdings”), MSD Credit Opportunity Master Fund, L.P. (“MSD Credit Opportunity Master Fund”), MSD Private Credit Opportunity Master Fund 2, L.P. (“MSD Private Credit Opportunity Master Fund 2”), Lombard International Life Ltd., on behalf of its Segregated Account BIGVA005 (“Lombard International Life”), and MSD SBAFLA Fund, L.P. (“MSD SBAFLA Fund”) (collectively, the “Reporting Persons”). MSD Special Investments Fund, MSD SIF Holdings, MSD Private Credit Opportunity Master Fund, MSD Private Credit Opportunity Master Fund 2, Lombard International Life and MSD SBAFLA Fund (collectively, the “MSD Funds”) are the direct owners of the securities covered by this statement.

MSD Partners is the investment manager of, and may be deemed to beneficially own the securities beneficially owned by, the MSD Funds. MSD Partners (GP), LLC (“MSD GP”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. Each of John Phelan, Brendan Rogers and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD GP.

The Reporting Persons have entered into a Joint Filing Agreement, dated February 26, 2021, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of MSD Partners, MSD Special Investments Fund, MSD SIF Holdings, MSD Private Credit Opportunity Master Fund, MSD Private Credit Opportunity Master Fund 2 and MSD SBAFLA Fund is 645 Fifth Avenue, 21st Floor, New York, New York 10022. The principal business address of Lombard International Life is Lombard International Bermuda, O'Hara House, One Bermudiana Road, Hamilton HM08, Bermuda.

Item 2(c)	Citizenship:

MSD Partners, MSD Special Investments Fund, MSD SIF Holdings and MSD SBAFLA Fund are each organized as limited partnerships under the laws of the State of Delaware.

MSD Credit Opportunity Master Fund and MSD Private Credit Opportunity Master Fund 2 are each organized as exempted limited partnerships under the laws of the Cayman Islands.

Lombard International Life is organized as a corporation under the laws of Bermuda.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share

Item 2(e)	CUSIP No.:

041242108

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not applicable.

Item 4		Ownership:

A.	MSD Partners, L.P.

	(a)	Amount beneficially owned: 8,333,333[1]

	(b)	Percent of class: 6.3%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 8,333,333[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 8,333,333[1]

B.	MSD Special Investments Fund, L.P.

	(a)	Amount beneficially owned: 1,432,791[1]

	(b)	Percent of class: 1.1%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 1,432,791[1]

		(iii)	Sole power to dispose or direct the disposition: 0

		(iv)	Shared power to dispose or direct the disposition: 1,432,791[1]

C.	MSD SIF Holdings, L.P.

	(a)	Amount beneficially owned: 650,533[1]

	(b)	Percent of class: 0.5%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 650,533[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 650,533[1]

D.	MSD Credit Opportunity Master Fund, L.P.

	(a)	Amount beneficially owned: 1,666,666[1]

	(b)	Percent of class: 1.3%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 1,666,666[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 1,666,666[1]

E.	MSD Private Credit Opportunity Master Fund 2, L.P.

	(a)	Amount beneficially owned: 3,207,800[1]

	(b)	Percent of class: 2.5%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 3,207,800[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 3,207,800[1]

F.	Lombard International Life Ltd.

	(a)	Amount beneficially owned: 458,800[1]

	(b)	Percent of class: 0.4%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 458,800[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 458,800[1]

G.	MSD SBAFLA Fund, L.P.

	(a)	Amount beneficially owned: 916,741[1]

	(b)	Percent of class: 0.7%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 916,741[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 916,741[1]

H.	MSD Partners (GP), LLC

	(a)	Amount beneficially owned: 8,333,333[1]

	(b)	Percent of class: 6.3%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 8,333,333[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 8,333,333[1]

I.	John C. Phelan

	(a)	Amount beneficially owned: 8,333,333[1]

	(b)	Percent of class: 6.3%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 8,333,333[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 8,333,333[1]

J.	Brendan Rogers

	(a)	Amount beneficially owned: 8,333,333[1]

	(b)	Percent of class: 6.3%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 8,333,333[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 8,333,333[1]

K.	Marc. R. Lisker

	(a)	Amount beneficially owned: 8,333,333[1]

	(b)	Percent of class: 6.3%[2]

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 8,333,333[1]

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 8,333,333[1]

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

Not applicable.

SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 26, 2021

MSD Partners, L.P.		MSD Special Investments Fund, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD SIF Partners II, LLC		MSD Credit Opportunity Master Fund, L.P.

By:	MSD Partners, L.P.	By:	MSD Partners, L.P.
Its:	Manager	Its:	Manager

By:	MSD Partners (GP), LLC	By:	MSD Partners (GP), LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	Name:	Marc R. Lisker
Title:	Manager	Title:	Manager

MSD Private Credit Opportunity Master Fund 2, L.P.		Lombard International Life Ltd.

By:	MSD Partners, L.P.	By:	MSD Partners, L.P.
Its:	Manager	Its:	Manager

By:	MSD Partners (GP), LLC	By:	MSD Partners (GP), LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	Name:	Marc R. Lisker
Title:	Manager	Title:	Manager

MSD SBAFLA Fund, L.P.

By:	MSD Partners, L.P.
Its:	Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

EXHIBIT INDEX
Exhibit	Description of Exhibit

99.1	Joint Filing Agreement dated February 26, 2021

Exhibit 99.1
AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)    Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)   Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 26, 2021
MSD Partners, L.P.		MSD Special Investments Fund, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD SIF Partners II, LLC		MSD Credit Opportunity Master Fund, L.P.

By:	MSD Partners, L.P.	By:	MSD Partners, L.P.
Its:	Manager	Its:	Manager

By:	MSD Partners (GP), LLC	By:	MSD Partners (GP), LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	Name:	Marc R. Lisker
Title:	Manager	Title:	Manager

MSD Private Credit Opportunity Master Fund 2, L.P.		Lombard International Life Ltd.

By:	MSD Partners, L.P.	By:	MSD Partners, L.P.
Its:	Manager	Its:	Manager

By:	MSD Partners (GP), LLC	By:	MSD Partners (GP), LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	Name:	Marc R. Lisker
Title:	Manager	Title:	Manager

MSD SBAFLA Fund, L.P.

By:	MSD Partners, L.P.
Its:	Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager